Exhibit 99.2

Exchange Offer

Date:    March 14, 2008

To:       Reorganization Departments

Re:       Offer to Exchange

600,000 BBVA International Preferred S.A., Unipersonal Series C
$600,000,000 Fixed/Floating Rate Non-Cumulative Guaranteed Preferred Securities
(liquidation preference $1000 per security)
fully and unconditionally guaranteed by
Banco Bilbao Vizcaya Argentaria, S.A., which, along with the guarantee, have been registered under the Securities Act of 1933
(the “exchange Series C preferred securities”)

(CUSIP No. 05530RAB4 and ISIN No. US05530RAB42)

for

All Outstanding 600,000 BBVA International Preferred S.A., Unipersonal Series C
$600,000,000 Fixed/Floating Rate Non-Cumulative Guaranteed Preferred Securities
(liquidation preference $1,000 per security)
fully and unconditionally guaranteed by
Banco Bilbao Vizcaya Argentaria, S.A., which were previously sold in transactions exempt from registration under the Securities Act of 1933
(the “restricted Series C preferred securities”)

(CUSIP No. 05530RAA6 and ISIN No. US05530RAA68)

Exchange Offer Deadline:  5:00 P.M. New York City Time, April 14, 2008

The enclosed materials describe an exchange offer for the above-referenced restricted Series C preferred securities.

I.
In advance of the Exchange Offer, DTC will post an issuer notice that will form the basis for a DTC “Reorganization Notice” (the “Exchange Period Notice”) regarding the exchange offer and tax relief entitlement information for exchanges of restricted Series C preferred securities for exchange Series C preferred securities.

When you “set-up” this issue, please be aware that after you submit your clients’ exchange instructions to DTC through ATOP, your income processing department should submit your clients’ beneficial owner identity and residence information required by Spanish tax law and set forth in Annex B of the prospectus (the “Beneficial Owner Exchange Information”) in respect of any income that may be imputed to your clients as beneficial owners of restricted Series C preferred securities in connection with the exchange of restricted Series C preferred securities for exchange Series C preferred securities. You should read the Exchange Period Notice posted by DTC carefully and contact Acupay at the phone numbers listed below if you have any questions regarding the exchange offer or tax certification procedures or if you wish to receive additional copies of the Exchange Period Notice.

II.	Please send the following materials (“Materials”) to all of your clients who hold the above-referenced restricted Series C preferred securities (and to their brokers as well):

1.      Prospectus (WHITE);
2.      Customer Instructions Form (BLUE); and
3.      Broker’s Letter to Client (GREEN).

III.	Please also inform your clients and their brokers that the Materials are available on the Internet at www.acupaysystem.com/BBVAPreferred

IV.	Mailing Reimbursement:

BBVA International Preferred S.A., Unipersonal will reimburse your firm for its out-of-pocket expenses incurred in forwarding the Materials listed above to your clients.  Such reimbursement will be at levels established by the New York Stock Exchange. The Tax Certification and Exchange Agent must receive requests for reimbursement no later than 3 business days after the Exchange Offer Deadline at the following New York address:

Via email: info@acupay.com

By post, telephone or fax:

IN LONDON: Acupay System LLC Attention: Maria Mercedes First Floor 28 Throgmorton Street London EC2N 2AN United Kingdom Tel. +44-(0)-207-382-0340 Fax. +44-(0)-207-256-7571	IN NEW YORK: Acupay System LLC Attention: Rosa Lopez 30 Broad Street — 46th Floor New York, N.Y. 10004 USA Tel. 1-212-422-1222 Fax. 1-212-422-0790

V.           Questions and Additional Materials:

If you have any questions or need additional Materials, please contact Rosa Lopez of Acupay in New York at 1-212-422-1222 or Maria Mercedes in London at +44-(0)-207-382-0340 or at info@acupay.com